Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Lilis Energy, Inc. on Form S-8 (File No. 333-185122) of our report dated April 15, 2015, with respect to our audit of the financial statements of Lilis Energy, Inc. as of December 31, 2014 and for the year then ended, which report is included in this Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2014.

/s/ Marcum llp

Marcum llp

New York, NY

April 15, 2015